Exhibit 10.1

EXECUTION

$110,340,000

CREDIT AGREEMENT

among

PROTECTION ONE, INC.,

PROTECTION ONE ALARM MONITORING, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Syndication Agent,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of March 14, 2008

BEAR, STEARNS & CO. INC.,

as Joint Lead Arranger and Joint Bookrunner

and

LEHMAN BROTHERS INC.,

as Joint Lead Arranger and Joint Bookrunner

5.9.	Intellectual Property	35
5.10.	Taxes	35
5.11.	Federal Regulations
5.12.	Labor Matters	36
5.13.	ERISA	36
5.14.	Investment Company Act; Other Regulations	36
5.15.	Subsidiaries	37
5.16.	Use of Proceeds	37
5.17.	Environmental Matters	37
5.18.	Accuracy of Information, etc.	38
5.19.	Solvency	38

SECTION 6. CONDITIONS PRECEDENT		38

6.1.	Conditions to Closing Date	38

SECTION 7. AFFIRMATIVE COVENANTS		40

7.1.	Commission Reports	40
7.2.	Compliance Certificate; Default Notice	41
7.3.	Payment of Obligations; Taxes	42
7.4.	Maintenance of Existence	42
7.5.	Maintenance of Property; Insurance	42
7.6.	Inspection of Property; Books and Records; Discussions	43
7.7.	Notices	43
7.8.	Environmental Laws	44
7.9.	[Reserved.]	44
7.10.	Additional Subsidiaries	44
7.11.	Further Assurances	44
7.12.	Stay, Extension and Usury Laws	45

SECTION 8. NEGATIVE COVENANTS		45

8.1.	[Reserved.]	45
8.2.	Indebtedness	45
8.3.	Liens	48
8.4.	Merger, Consolidation or Sale of Assets	48
8.5.	Disposition of Property	49
8.6.	Restricted Payments	50
8.7.	[Reserved.]	52
8.8.	[Reserved.]	52
8.9.	[Reserved.]	52
8.10.	Transactions with Affiliates	52
8.11.	[Reserved.]	54
8.12.	[Reserved.]	54
8.13.	Changes in Fiscal Periods	54
8.14.	[Reserved.]	54

8.15.	Clauses Restricting Subsidiary Distributions	54
8.16.	Business Activities	56
8.17.	Payments for Consent	56
8.18.	Issuance and Sales of Equity Interests in Subsidiaries	56

SECTION 9. EVENTS OF DEFAULT		56

SECTION 10. THE AGENTS		59

10.1.	Appointment	59
10.2.	Delegation of Duties	59
10.3.	Exculpatory Provisions	59
10.4.	Reliance by Agents	60
10.5.	Notice of Default	60
10.6.	Non-Reliance on Agents and Other Lenders	60
10.7.	Indemnification	61
10.8.	Agent in Its Individual Capacity	61
10.9.	Successor Administrative Agent	61
10.10.	Agents Generally	62
10.11.	The Bookrunners and the Lead Arrangers	62
10.12.	Withholding Tax	62

SECTION 11. MISCELLANEOUS		62

11.1.	Amendments and Waivers	62
11.2.	Notices	64
11.3.	No Waiver; Cumulative Remedies	65
11.4.	Survival of Representations and Warranties	65
11.5.	Payment of Expenses and Taxes	65
11.6.	Successors and Assigns; Participations and Assignments	67
11.7.	Adjustments; Set-off	70
11.8.	Counterparts	70
11.9.	Severability	70
11.10.	Integration	70
11.11.	GOVERNING LAW	71
11.12.	Submission To Jurisdiction; Waivers	71
11.13.	Acknowledgments	71
11.14.	Releases of Guarantees	72
11.15.	Confidentiality	72
11.16.	WAIVERS OF JURY TRIAL	72
11.17.	Delivery of Addenda	73
11.18.	USA PATRIOT Act	73

SCHEDULES:

1.1(a)	Existing Indebtedness
1.1(b)	Liens
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
8.10	Affiliate Transactions

EXHIBITS:

A	Form of Closing Date Certificate
B	Form of Assignment and Assumption
C	Form of Legal Opinion of Kirkland & Ellis LLP
D	Form of Exemption Certificate
E	Form of Note
F	Form of Addendum
G	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of March 14, 2008, among PROTECTION ONE, INC., a Delaware corporation (“Holdings”), PROTECTION ONE ALARM MONITORING, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. (“Bear Stearns”) and LEHMAN BROTHERS INC. (“Lehman Brothers”), as joint bookrunners (in such capacity, collectively, the “Bookrunners”), Bear Stearns and Lehman Brothers, as joint lead arrangers (in such capacity, collectively, the “Lead Arrangers”), Lehman Brothers, as syndication agent (in such capacity, the “Syndication Agent”), and BEAR STEARNS CORPORATE LENDING INC. (“BSCL”), as administrative agent (in such capacity, and together with its successors in such capacity,  the “Administrative Agent”).

RECITALS:

                WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

                WHEREAS, the Borrower desires that the Lenders party hereto establish Loans to be made hereunder; and

                WHEREAS, the Lenders party hereto have agreed to make Loans hereunder in an amount up to their respective Commitments in accordance with Section 2.1 herein, the proceeds of which shall be used to repay in full the Existing Senior Subordinated Notes on the Closing Date and to pay related premiums, fees and expenses.

                NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Debt”: with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Addendum:”  an instrument, substantially in the form of Exhibit F, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjusted Consolidated Net Tangible Assets”: the total amount of assets of Holdings and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of Holdings and its Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Holdings and its Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Administrative Agent.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.   Solely for purposes of determining whether a Person is an Affiliate of Holdings for purposes of the definition of the term “Required Lenders”, the percentage specified in clause (a) of the preceding sentence shall be deemed to be 5% unless such Person and its Affiliates hold or beneficially own Loans in an aggregate unpaid principal amount equal to or greater than, as of the date of determination, two times the aggregate value of the Economic Interest of such Person and its Affiliates, directly or indirectly, in the Equity Interests of Holdings as of the date of determination, in which case such percentage shall be deemed to be 10%.

“Agents”:  the collective reference to the Bookrunners, Syndication Agent, the Lead Arrangers and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Credit Agreement.

“Applicable Margin”:  for any day, 11.5%.

“Approved Fund”:  (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Acquisition”:  (i) any transaction pursuant to which any Person shall become a Subsidiary of Holdings or shall be consolidated or merged with Holdings or any of its Subsidiaries or (ii) the acquisition by Holdings or any of its Subsidiaries of assets of any Person comprising a division or line of business of such Person

“Asset Sale”:  any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Holdings or any of its Subsidiaries to any Person other than Holdings or any of its Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary owned by Holdings or any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of Holdings or any of its Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in any Affiliate of Holdings not controlled, directly or indirectly, by Holdings) of Holdings or any of its Subsidiaries outside the ordinary course of business of Holdings or such Subsidiary and, in each case, that is not governed by the provisions of this Agreement applicable to mergers, consolidations and sales of assets of Holdings; provided that “Asset Sale” shall not include (a) sales, transfers or other dispositions of inventory, receivables, equipment leases, capital lease obligations and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under Section 8.6, (c) bona fide sales, transfers or other dispositions of assets for consideration (including cash equalization payments) at least equal to the fair market value (as determined by the board of directors of Holdings) of the assets sold, transferred or disposed of, to the extent that the consideration received would satisfy clause (i)(B) of Section 8.5(b), (d) sales or other dispositions of delinquent accounts receivable for collection in the ordinary course of business, (e) sales or other dispositions of obsolete assets or assets no longer useful in the conduct of Holdings’ or such Subsidiary’s business, (f) sales or other dispositions resulting from any casualty or condemnation of property, (g) licenses and sublicenses of intellectual property and general intangibles and licenses, leases or subleases in the ordinary course of business, (h) sales, transfers or other dispositions of assets by Holdings or any of its Subsidiaries to another such Subsidiary or Holdings, or (i) sales or other dispositions of assets in any given fiscal year in an amount less than or equal to $5,000,000.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Benefited Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bookrunners”: as defined in the preamble to this Agreement.

“Borrower”:  as defined in the preamble to this Agreement.

“Business”:  as defined in Section 5.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  (1) in the case of a corporation, capital stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition or of a recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”:  (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Sponsor and its Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of Holdings or the Borrower (measured by voting power rather than number of shares) or (ii) the first day on which a majority of the members of the board of directors of Holdings or the Borrower are not Continuing Directors.

“Change of Control Offer”:  as defined in Section 4.17(a).

“Change of Control Payment”:  as defined in Section 4.17(a).

“Change of Control Payment Date”:  as defined in Section 4.17(a).

“CLO”:  any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed or sponsored by a Lender or an Affiliate of such Lender.

“Closing Date”:  the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived (in accordance with Section 11.1).

“Closing Date Certificate”:  a Closing Date Certificate substantially in the form of Exhibit A.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on such Lender’s Addendum.  The aggregate amount of the Commitments as of the Closing Date is $110,340,000.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Company Presentation”:  the Company Presentation dated February 2008 and furnished to the Lenders.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”:  for any period, the net income of Holdings and its Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income (i) Consolidated Interest Expense, (ii) income taxes, (iii) depreciation expense, (iv) amortization expense, (v) all extraordinary items, nonrecurring and unusual items, cumulative effects of changes in accounting principles and other non-cash items reducing such net income, less all extraordinary items, nonrecurring and unusual items, cumulative effects of changes in accounting principles and other non-cash items increasing such net income, all as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP, and (vi) upfront expenses resulting from equity offerings, investments, mergers, recapitalizations, option buyouts, Asset Sales, Asset Acquisitions and similar transactions to the extent such expenses reduce net income; provided that Consolidated EBITDA shall not include (w) the net income (or net loss) of any Person that is not a Subsidiary of Holdings, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by Holdings or any of its Subsidiaries in such Person during such period; (x) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of Section 8.6(a) (and in such case, except to the extent includable pursuant to clause (w) above), the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Holdings or any of its Subsidiaries; (y) gains or losses from Asset Sales; and (z) the net income of any Subsidiary of Holdings (other than the Borrower) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock outstanding on the Closing Date or incurred or issued thereafter without violation of this Agreement); provided that the terms of any such agreement restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument and provided such terms are determined by Holdings to be customary in comparable financings and such restrictions are determined by Holdings not to materially affect the Borrower’s ability to make principal or interest payments on the Loans when due.

“Consolidated Fixed Charge Coverage Ratio”:  as of any date of determination, the ratio of (i) the Consolidated EBITDA for the then most recently completed four consecutive fiscal quarter period prior to such date for which reports have been filed with the SEC or provided to the Administrative Agent (the “Quarters”) to (ii) the aggregate Consolidated Interest Expense during such Quarters. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”)

commencing on the first day of the Quarters and ending on the date of calculation (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Quarters unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Borrower, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of calculation (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Sales and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Sales to any discharge or other relief from Indebtedness to which Holdings and its Subsidiaries are not liable following such Asset Sale and for cost savings resulting in connection with an Asset Acquisition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (D) pro forma effect shall be given to asset sales and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset sale to any discharge or other relief from Indebtedness to which Holdings and the Subsidiaries are not liable following such asset sale and for cost savings resulting in connection with an asset acquisition) that have been made by any Person that has become a Subsidiary of Holdings or has been merged with or into Holdings or any of its Subsidiaries during such Reference Period and that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary of Holdings as if such asset sales or asset acquisitions were Asset Sales or Asset Acquisitions that occurred on the first day of such Reference Period; and (E) any amortization of debt discount created through purchase accounting adjustments in respect of Existing Indebtedness shall be excluded; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Sale, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the transaction date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.  For purposes of this definition, pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower consistent with (except as otherwise provided in this Agreement) Article 11 of Regulation S–X, promulgated pursuant to the Securities Act, as such Regulation may be amended.

“Consolidated Interest Expense”:  with respect to Holdings for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount (other than as provided for in clause (E) of the definition of “Consolidated Fixed Charge Coverage Ratio”), (b) the net cost under Hedging Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities and (e) all accrued interest and (ii) the interest component of Capital Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; excluding however, (x) any amount of such interest of any Subsidiary of such Person if the net income of such Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), (y) the amortization of deferred financing costs related to the making of the Loans or to the funding of the obligations under the Existing Credit Agreement or the Existing Secured Notes and (z) the non-cash amortization of interest rate caps or swaps the consideration for which is paid in full prior to the 60th day following the Closing Date in an amount not to exceed $2,000,000 in any fiscal year, all as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Continuing Directors”:  as of any date of determination, any member of the board of directors of Holdings or the Borrower, as applicable, who (i) was a member of such board of directors on the date of this Agreement or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 9, whether or not any requirement set forth in Section 9 for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the stated maturity date of the Loans or the date on which no Loans remain outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to such date shall be deemed Disqualified Capital Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Holdings or any Subsidiary of Holdings to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock, if the terms of such Capital Stock provide that Holdings or any Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Borrower’s repayment of such Loans as are required to be repaid pursuant to Section 8.5 and Section 4.17.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

“Economic Interest”:  the fair market value of the Equity Interests of Holdings, which (a) in the case of common stock or any derivative instrument the value of which is based upon or relates to common stock, shall be determined by reference to the most recently quoted stock price for such common stock on a national securities exchange or, if such common stock is not traded on any national securities exchange, by a majority of the disinterested members of the board of directors of Holdings in their good faith judgment and (b) in the case of any other Equity Interests, shall be determined taking into consideration any value stipulated by the parties to the transaction involving the issuance of such other Equity Interests and all relevant attributes of such other Equity Interests, including preferential rights, limitations on participation, and cumulative or non-cumulative rates of return.

“Eligible Assignee”:  (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus in a dollar equivalent amount of at least $100,000,000; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD; (c) an insurance company, mutual fund or other entity which is regularly engaged in making, purchasing or investing in loans or securities, or any other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country with assets, or assets under management, in a dollar equivalent amount of at least $100,000,000; (d) any Affiliate of a Lender or an Approved Fund of a Lender; (e) any other entity (other than a natural person) which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses or investing activities including, but not limited to, insurance companies, mutual funds and investment funds; (f) any other entity if at the time of the applicable assignment a Default or Event of Default shall be continuing and (g) any other entity consented to by the Administrative Agent and the Borrower.

“Environmental Laws”:  any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning occupational safety and health or protection of the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: means Capital Stock, all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), and any swaps or other derivative instruments the value of which is based upon or relates to Capital Stock.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement specified in Section 9 for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Proceeds”: the amount of Net Proceeds required to be applied (or to be committed to be applied) during the period specified in Section 8.5(b)(i) and not applied as so required by the end of such period.

“Exchange Act” the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement”: the Amended and Restated Credit Agreement dated as of April 26, 2006 among Holdings, the Borrower, the lenders from time to time party thereto, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner in connection with the amendment and restatement thereof, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. as initial joint lead arrangers and initial joint bookrunners, LaSalle Bank National Association, as syndication agent in connection with the amendment and restatement thereof, Lehman Commercial Paper Inc., as initial syndication agent, Harris Nesbitt Financing, Inc., LaSalle Bank National Association and U.S. Bank National Association, as co-documentation agents, and Bear Stearns Corporate Lending Inc., as administrative agent, as amended on March 13, 2007, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of Holdings as borrowers or guarantors thereunder) all of or a portion of the Indebtedness under such agreement or any such successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions) or otherwise.

“Existing Indebtedness”:  Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under the Existing Credit Agreement, Indebtedness under the Existing Secured Notes and Indebtedness being repaid on the date of this Agreement) in existence on the date of this Agreement that is set forth on Schedule 1.1(a), until such amounts are repaid.

“Existing Secured Notes”: the Borrower’s outstanding 12.0% Senior Secured Notes due 2011.

“Existing Senior Subordinated Notes”: the Borrower’s outstanding 8.125% Senior Subordinated Notes due 2009.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”:  any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b).  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee Agreement”:  the Guarantee Agreement, dated as of the Closing Date, among Holdings and each Subsidiary Guarantor.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Hedging Obligations”:  of any Person means the obligations of such Person under:

1.             interest rate protection agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, interest rate futures and interest rate options;

2.             other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

3.             any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Highfields Entities”:  Highfields Capital I LP, Highfields Capital II LP and their respective Affiliates.

“Holdings”:  as defined in the preamble to this Agreement.

“Indebtedness”:  with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

1.             borrowed money;

2.             evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

3.             banker’s acceptances;

4.             Capital Lease Obligations;

5.             the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

6.             any Hedging Obligations; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes Acquired Debt and all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by such Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person; provided that Indebtedness shall not include:

(x)            any amounts withheld by Holdings or any of its Subsidiaries from the purchase price paid for the purchase of monitoring accounts;

(y)           Indebtedness in respect of letters of credit to support workers compensation obligations, performance bonds, bankers’ acceptances and surety or appeal bonds provided by Holdings or any of its Subsidiaries to their customers in the ordinary course of the business; and

(z)            Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Holdings or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of Holdings (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of Holdings for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by Holdings or any of its Subsidiaries in connection with such disposition.

The amount of any Indebtedness outstanding as of any date shall be:

1.             the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

2.             the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  as to any Loan, (a) each March 14 and September 14 to occur after the Closing Date while such Loan is outstanding and the final maturity date of such Loan, and (b) the date of any repayment or prepayment made in respect thereof.

“Investment”:  in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings or its Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the retention of the Capital Stock (or any other Investment) by Holdings or any of its Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary of Holdings. For purposes of Section 8.6, the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced.

“Lead Arrangers”:  as defined in the preamble to this Agreement.

“Lenders”:  as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan”:  as defined in Section 2.1.

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Supplement and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Make-Whole Premium”: with respect to any Loan on any date of prepayment, repayment pursuant to Section 8.5, or purchase pursuant to Section 4.13, the present value, as determined by the Borrower and certified by a Responsible Officer to the Administrative Agent, of all required interest payments due on such Loan from the date of prepayment, repayment or purchase through and including the Make-Whole Termination Date (excluding accrued but unpaid interest as of the date of prepayment, repayment or purchase), assuming that all such interest accrues at the Prime Rate in effect as of the first Business Day prior to the date of such prepayment, repayment or purchase plus the Applicable Margin, discounted to the date of prepayment, repayment or purchase at a rate equal to the Treasury Rate plus 0.50%.

“Make-Whole Termination Date”: the first anniversary of the Closing Date.

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or (c) the ability of the Loan Parties to perform their obligations under the Loan Documents.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes as such are defined or otherwise regulated in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: March 14, 2013.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”: (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Holdings and its Subsidiaries, taken as a whole, (iii) payments made to repay debt or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by Holdings or any of its Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Excluded Taxes”:  as defined in Section 4.10(a).

“Non-Ownership Affiliates of Holdings”: Affiliates of Holdings that are deemed to be Affiliates of Holdings solely pursuant to clause (b) of the second sentence of the definition of the term “Affiliate” set forth in this Agreement.

“Non-U.S. Lender”:  as defined in Section 4.10(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy,

or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offer Amount”: as defined in Section 4.16(a).

“Offer Period”: as defined in Section 4.16(a).

“Officer”: the chief executive officer, the chief financial officer or any executive vice president of the Borrower.

“Officer’s Certificate”: a certificate signed by two Officers of the Borrower, at least one of whom shall be the chief executive officer or chief financial officer of the Borrower, and delivered to the Administrative Agent.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 11.6(b).

“Patriot Act”:  as defined in Section 11.19.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Business”: any business conducted by Holdings and its Subsidiaries on the date hereof and other businesses reasonably related, ancillary or complementary thereto, as determined in good faith by Holdings’ board of directors.

“Permitted Liens”: the collective reference to:

1.             Liens securing the Obligations;

2.             Liens in favor of Holdings or any of its Wholly Owned Subsidiaries;

3.             Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Subsidiary of Holdings or at the time such Person becomes a Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such transaction and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary of Holdings;

4.             Liens on property existing at the time of acquisition thereof by Holdings or any Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition;

5.             Liens securing Indebtedness under the Existing Credit Agreement;

6.             Liens existing on the date of this Agreement that are listed on Schedule 1.1(b);

7.             Liens securing Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets used in Holdings’ or any Subsidiary of Holdings’ business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided that the principal amount of any Indebtedness described in this clause (7) shall not exceed $15,000,000 at any time outstanding;

8.             Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

9.             Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Holdings or any of its Subsidiaries;

10.           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the assets of Holdings or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith by appropriate proceedings;

11.           pledges or deposits by Holdings or any of its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Holdings or any of its Subsidiaries is a party, or deposits to secure public or statutory obligations of Holdings or any of its Subsidiaries, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

12.           Liens on the assets of Holdings or any of its Subsidiaries to secure any Permitted Refinancing Indebtedness, in whole or in part, of any Indebtedness secured by Liens; provided, however, that any such Lien shall be limited to the same assets that secured the original Indebtedness;

13.           any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

14.           Liens securing the Existing Secured Notes; and

15.           additional Liens securing Indebtedness in an aggregate amount of not more than $5,000,000 at any time outstanding.

“Permitted Refinancing Disqualified Stock”: any Disqualified Stock of Holdings or any of its Subsidiaries issued in exchange for or the net proceeds of which are used to repurchase or redeem other Disqualified Stock of Holdings or such Subsidiary (other than intercompany Disqualified Stock); provided that:

1.             the liquidation preference of such Permitted Refinancing Disqualified Stock does not exceed the liquidation value, plus premiums, penalties and accrued dividends on, the Disqualified Stock so exchanged, repurchased or redeemed (plus the amount of reasonable expenses incurred in connection therewith);

2.             such Permitted Refinancing Disqualified Stock has a redemption date no earlier than the redemption date of the Disqualified Stock being exchanged, repurchased or redeemed; and

3.             such Permitted Refinancing Disqualified Stock is issued either by Holdings or by the Subsidiary of Holdings that issued the Disqualified Stock being exchanged, repurchased or redeemed.

“Permitted Refinancing Indebtedness”: any Indebtedness of Holdings or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or such Subsidiary (other than intercompany Indebtedness); provided that:

1.             the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premiums, penalties and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

2              such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date, and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

3.             if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is (i) pari passu in right of payment to the Obligations, such Permitted Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Obligations, (ii) subordinated in right of payment to the Obligations, such Permitted Refinancing

Indebtedness is subordinated in right of payment to the Obligations, in each case on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (iii) secured, the liens securing such Permitted Refinancing Indebtedness do not extend to any assets other than those securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (notwithstanding the foregoing, the Existing Secured Notes and any Permitted Refinancing Indebtedness in respect thereof may be refinanced with a senior secured facility which provides for a first priority lien (or other priority) on all of the assets of the Loan Parties); and

4.             such Indebtedness is incurred either by Holdings or by the Subsidiary of Holdings that is the obligor on the Indebtedness be extended, refinanced, renewed, replaced, defeased or refunded.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prime Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks) (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  The Prime Rate shall be adjusted automatically with each change thereof without any notice to any Group Member or any other Person.

“Pro Forma Balance Sheet”:  as defined in Section 5.1(a).

“Properties”:  as defined in Section 5.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Stock.

“Refinanced Indebtedness”:  the Existing Senior Subordinated Notes.

“Refinanced Loans”: as defined in Section 11.1.

“Refinancing”:  the repayment in full, with the proceeds of the Loans, of the Refinanced Indebtedness.

“Register”:  as defined in Section 11.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Related Party”: with respect to the Sponsor, (a) any controlling stockholder or 80% (or more) owned Subsidiary of the Sponsor or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Sponsor and/or such other Persons referred to in the immediately preceding clause (a).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Date”: as defined in Section 4.16(a).

“Repayment Offer”: as defined in Section 4.16.

“Replacement Loans”: as defined in Section 11.1.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations or any successor thereto.

“Required Lenders”:  at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding; provided, that for purposes of tabulating any consent of the Required Lenders, (a) if the Highfields Entities hold or beneficially own Loans in an aggregate unpaid principal amount of $25,000,000 or more, such consent shall be tabulated by excluding all Loans held or beneficially owned by Affiliates (as of the date of the request for the consent of the Required Lenders) of Holdings (other than Non-Ownership Affiliates of Holdings) if and for so long as such Loans are held or beneficially owned by Persons deemed to be Affiliates of Holdings (other than Non-Ownership Affiliates of Holdings) or (b) if the Highfields Entities hold or beneficially own Loans in an aggregate unpaid principal amount of less than $25,000,000, such consent shall be tabulated by (i) if the aggregate unpaid principal amount of Loans held or beneficially owned by all Affiliates of Holdings (other than Non-Ownership Affiliates of Holdings) does not exceed 49% of the aggregate unpaid principal amount of all outstanding Loans, including all Loans held or beneficially owned by such Affiliates of Holdings or (ii) if the aggregate unpaid principal amount of Loans held or beneficially owned by all Affiliates of Holdings (other than Non-Ownership Affiliates of

Holdings) exceeds 49% of the aggregate unpaid principal amount of all outstanding Loans, including all Loans held or beneficially owned by such Affiliates of Holdings but, for purposes solely of this definition, (A) ratably reducing the Loans held or beneficially owned by Affiliates of Holdings (other than Non-Ownership Affiliates of Holdings) so as to equal, in the aggregate, 49% of the aggregate unpaid principal amount of all outstanding Loans and (B) ratably increasing the Loans held or beneficially owned by Lenders other than Affiliates of Holdings who are not Non-Ownership Affiliates of Holdings so as to equal, in the aggregate, 51% of the aggregate unpaid principal amount of all outstanding Loans.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock or dividends or distributions by a Subsidiary of Holdings so long as in the case of any dividend or distribution payable on or in respect of any class or series of Capital Stock issued by a Subsidiary other than a Wholly Owned Subsidiary, Holdings or any of its Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its interest in such Capital Stock) on shares of the Holdings’ Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of Holdings, or any warrants, rights or options to acquire shares of Capital Stock of Holdings, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of Holdings, the Borrower or any Subsidiary Guarantor that is subordinated in right of payment to the Obligations, and (iv) Investments in Affiliates of Holdings that are not, directly or indirectly, controlled by Holdings.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Senior Debt”: all Indebtedness of Holdings or any Subsidiary Guarantor under the Existing Credit Agreement.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “probable liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will generally be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured, and (e) such Person has not executed any Loan Documents with actual intent to hinder, delay or defraud either present or future creditors; provided, that in computing the amount of any contingent, unliquidated, unmatured or disputed claim at any time, it is intended that such claims will be computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual, liquidated or matured claim.

“Sponsor”:  Quadrangle Capital Partners  LP, Quadrangle Capital Partners-A LP, Quadrangle Select Partners LP, any other Persons managed  by Quadrangle GP Investors, LLC, Monarch Master Funding, Ltd. (formerly known as Quadrangle Master Funding Ltd), any other Persons managed by Monarch Alternative Capital LP (formerly known as Quadrangle Debt Recovery Advisors LLC) and their respective Affiliates.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”:  each Domestic Subsidiary of Holdings other than the Borrower.

“Supplement”:  as defined in Section 6.1(p).

“Syndication Agent”:  as defined in the preamble to this Agreement.

“Transferee”:  any Assignee or Participant.

“Treasury Rate”: as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the Make-Whole Termination Date; provided, however, that if the period from the prepayment date to the Make-Whole Termination Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“United States”:  the United States of America.

“Voting Stock”:  with respect to any specified Person (a) any class or classes of Equity Interests of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, partners, managers or trustees of the specified Person (irrespective of whether or not, at the time, stock of any other class or classes have, or might have, voting power by reason of the happening of any contingency) that control the management and policies of such Person, and (b) if such specified Person is a limited partnership, includes the general partner and limited partner interests of such Person.

“Weighted Average Life to Maturity”: means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1.             the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2.             the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Holdings.

1.2.          Other Definitional Provisions.   (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)   The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1.          Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender.

2.2.          Procedure for Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds (except as set forth in Section 2.1(b)) equal to the Loan or Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3.          Repayment of Loans; Payment of Fees.   (a)  The Borrower shall repay all outstanding Loans on the Maturity Date.

(b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

SECTION 3.  [RESERVED]

SECTION 4.  GENERAL PROVISIONS APPLICABLE
TO LOANS

4.1.          Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium (except as specified in the last sentence of this Section) or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, one Business Day prior thereto, which notice shall specify the date and amount of prepayment.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or multiples of $1,000,000 in excess thereof, and such partial prepayments shall be made only on the last Business Day of any month.  In the event that any Loans are prepaid pursuant to this Section 4.1 at any time prior to the first anniversary of the Closing Date, the Borrower shall pay the Lenders, in addition to the principal amount of, and accrued but unpaid interest on, such prepaid Loans, an amount equal to the Make-Whole Premium.

4.2.          [Reserved.]

4.3.          [Reserved.]

4.4.          [Reserved.]

4.5.          Interest Rates and Payment Dates.   (a)  Each Loan shall bear interest at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(b)   If all or a portion of the principal amount of any Loan, or all or a portion of any interest payable on any Loan or any fee payable hereunder, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Loans plus 2%, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(c)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

4.6.          Computation of Interest and Fees.   (a)  Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, and the interest on Loans hereunder shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Any change in the interest rate on a Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

4.7.          [Reserved.]

4.8.          Pro Rata Treatment and Payments. (a)  [Reserved.]

(b)   Each payment to the Lenders under the Loan Documents, including without limitation each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  Amounts prepaid on account of the Loans may not be reborrowed.  Payments made to the Administrative Agent of any amounts owing to the Lenders under the Loan Documents shall at all times be held by the Administrative Agent as agent for the benefit of the respective Lenders in a segregated account and shall be paid to the respective Lenders as soon as reasonably practicable.

(c)   [Reserved.]

(d)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(e)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Loans, on demand, from the Borrower.

(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9.          Requirements of Law.  (a)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth such amount in reasonable detail, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(b)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10.        Taxes.   (a)  All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes imposed by the United States and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.  The Borrower shall make (or cause to be made) any required deduction or withholding and pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)   The Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Non-Excluded Taxes (to the extent the Borrower would be required to pay additional amounts with respect to such Non-Excluded Taxes pursuant to Section 4.10(a)) or Other Taxes arising in connection with payments made under this Agreement (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) or any other Loan Document paid by such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within ten days from the date the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefor.  If any Lender becomes entitled to claim any indemnification amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(e)   Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN and/or Form W-8 IMY, as applicable (claiming benefits of an applicable tax treaty) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN, or in each case any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender including, but not limited to, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g)   If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)   For purposes of this Section 4.10, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower.

(i)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11.        [Reserved.]

4.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10.

4.13.        Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10 or (b) declines to deliver any required consent to a proposed waiver or modification of any provision of the Loan Documents as contemplated by Section 11.1 that has been consented to by the Borrower, Administrative Agent and Required Lenders, with a replacement financial institution (which replacement institution in the case of clause (b) is willing to deliver such consent); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to

Section 4.9 or 4.10, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts (other than the Make-Whole Premium) owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, (viii) if such replacement occurs on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the replaced Lender an amount equal to the Make-Whole Premium owing to such replaced Lender, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14.        Evidence of Debt.   (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E, with appropriate insertions as to date and principal amount.

4.15.        [Reserved.]

4.16.        Repayment Offers.  In the event that, pursuant to Sections 4.17 or 8.5  hereof, the Borrower shall be required to commence an offer to all Lenders to repay their respective Loans (a “Repayment Offer”), it shall follow the procedures specified in such Sections and, to the extent not inconsistent therewith, the procedures specified below.

(a)           The Repayment Offer shall remain open for a period of no less than 30 days and no more than 90 days following its commencement (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Repayment Date”), the Borrower shall repay the principal amount of Loans required to be repaid pursuant to Section 4.17 or 8.5 (the “Offer Amount”) or, if less than the Offer Amount has been validly accepted and not withdrawn, all Loans of the Lenders that accept the Repayment Offer, plus accrued and unpaid interest.

(b)           Upon the commencement of a Repayment Offer, the Borrower shall send a notice to the Administrative Agent and each of the Lenders.  The notice shall contain all instructions and matters necessary to enable such Lenders to accept the Repayment Offer.  The Repayment Offer shall be made to all Lenders.  The notice, which shall govern the terms of the Repayment Offer, shall state:

(i)    that the Repayment Offer is being made pursuant to this Section 4.16 and Section 4.17 or Section 8.5, and the length of time the Repayment Offer shall remain open;

(ii)   the Offer Amount, the purchase price and the Repayment Date;

(iii)  that any Loan as to which such offer is not properly accepted shall continue to accrue interest;

(iv)  that, unless the Borrower defaults in making such payment, any Loan accepted for payment pursuant to the Repayment Offer shall cease to accrue interest on and after the Repayment Date;

(v)   that Lenders shall be entitled to withdraw their election if the Borrower receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loan the Lender agreed to have repaid and a statement that such Lender is withdrawing any previous election to have such Loan repaid; and

(vi)  that, if the aggregate amount of Loans that the Lenders agree to be repaid pursuant to any Repayment Offer exceeds the Offer Amount, the Administrative Agent shall, subject in the case of a Repayment Offer made pursuant to Section 4.17 or Section 8.5, select the Loans to be repaid on a pro rata basis.

(c)           On the Repayment Date, the Borrower shall, to the extent lawful, subject in the case of a Repayment Offer made pursuant to Section 4.17 or Section 8.5, repay on a pro rata basis to the extent necessary, the Offer Amount of Loans from Lenders accepting the Repayment offer, or if less than the Offer Amount has been accepted by the Lenders, all Loans from Lenders accepting the Repayment Offer.

4.17.        Mandatory Offer to Repay Upon Change of Control.   (a)  Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repay such Lender’s Loans pursuant to the offer described below (the “Change of Control

Offer”) at a price in cash equal to (i) 101% of the aggregate principal amount thereof plus (ii) accrued and unpaid interest thereon, to the date of repayment (the “Change of Control Payment”).  Within ten days following any Change of Control, the Borrower shall send a notice to Administrative Agent and each Lender describing the transaction or transactions that constitute the Change of Control and offering to repay the Loans on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Agreement and described in such notice.

(b)   On the Change of Control Payment Date, the Borrower shall, to the extent lawful, repay all Loans of Lenders who accept the Change of Control Offer.

(c)   Prior to the giving of the notice referred to in Section 4.17(a), but in any event within 30 days following the date on which Holdings becomes aware that a Change of Control has occurred, if the repayment of the Loans pursuant to this Section 4.17 would violate or constitute a default under any other Indebtedness of Holdings or its Subsidiaries, Holdings shall, or shall cause its Subsidiaries, to the extent needed to permit such repayment of Loans pursuant to this Section 4.17, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness to permit the repayment of the Loans pursuant to this Section 4.17. Holdings will first comply with the covenant in this Section 4.17(c) before it will be required to cause the Borrower to make the Change of Control Offer or repay the Loans pursuant to this Section 4.17(a).

(d)   Notwithstanding anything to the contrary in this Section 4.17, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.17 and all other provisions of this Agreement applicable to a Change of Control Offer made by the Borrower and repays all Loans as to which offers for prepayment have been validly accepted and not withdrawn pursuant to the terms of such Change of Control Offer.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

5.1.          Financial Condition.   (a)  The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of premiums, fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial  position of Holdings and its consolidated Subsidiaries as at December 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)   The audited consolidated balance sheets of Holdings as at December 31, 2006, December 31, 2005 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates (including any related schedules and notes thereto), reported on by and accompanied by a report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). As of the Closing Date, no Group Member has any material obligations under Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2006 to and including the date hereof there has been no Disposition by Holdings or any of its Subsidiaries of any material part of its business or property.

5.2.          No Change.  As of the Closing Date, since December 31, 2006, there has been no development, event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.3.          Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.          Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) those consents, authorizations, filings and notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation (assuming no defaults thereunder) applicable to any Subsidiary of Holdings could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, if adversely determined or settled, could reasonably be expected to have a Material Adverse Effect.

5.7.          No Default.   (a)  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   No default or event of default exists and is continuing under the Existing Credit Agreement or the Existing Secured Notes.

5.8.          Ownership of Property; Liens.  Each Group Member has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, including the Properties, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except Permitted Liens.

5.9.          Intellectual Property.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10.        Taxes.  Each Group Member has filed or caused to be filed all Federal and State income tax returns and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or its Subsidiaries, as the case may be or (b) if the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

5.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12.        Labor Matters.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13.        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where failure to do so would cause a liability which would not be material.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the knowledge of the Borrower after due inquiry, no such Multiemployer Plan is in Reorganization or Insolvent.

5.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, required to be registered as such within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15.        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and other equity awards granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16.        Use of Proceeds.  The proceeds of the Loans shall be used to repay in full the Refinanced Indebtedness and to pay related premiums, fees and expenses.

5.17.        Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)   the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)   no Group Member has received or is aware of any actual or threatened notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)   no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(d)   the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(e)   no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Company Presentation or any other document, certificate or statement (excluding any projections, proforma financial information or estimates) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Company Presentation, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the Closing Date, there is no fact known to any Loan Party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Company Presentation or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19.        Solvency.  The Loan Parties are, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 6.  CONDITIONS PRECEDENT

6.1.          Conditions to Closing Date.  The agreement of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction or waiver (in accordance with Section 11.1), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)   Loan Documents.  All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent, and the Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person that is a Lender on the Closing Date and (ii) an executed counterpart of each other Loan Document required to be executed and delivered on the Closing Date.

(b)   Refinancing.  The amount necessary to discharge the Existing Senior Subordinated Notes shall have been deposited into escrow with the trustee therefor on terms reasonably satisfactory to the Administrative Agent, a notice of redemption shall have been delivered to such trustee in accordance with the terms of the indenture therefor (which shall have been acknowledged by the trustee as being effective to discharge and call for redemption of all such notes in full), and all other conditions to the defeasance of all Existing Senior Subordinated Notes shall have been met.

(c)   Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Holdings for the 2006, 2005 and 2004 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available and unaudited consolidated financial statements of Holdings for the fiscal year ended December 31, 2007, and such financial statements shall not reflect any material adverse change in the consolidated financial condition of Holdings since December 31, 2006.

(d)   Approvals.  All governmental and material third party approvals necessary, or in the discretion of the Administrative Agent, advisable in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Refinancing or the financing contemplated hereby.

(e)   Fees.  The Lenders and the Agents shall have received all fees (including those specified in Section 2.3(c)) required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f)    Closing Date Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g)   Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit C, which legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require.

(h)   Solvency Certificate.  The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Borrower substantially in the form of Exhibit G, which shall document the solvency of the Loan Parties after giving effect to the Refinancing and other transactions contemplated hereby.

(i)    Permitted Debt.  The chief financial officer of the Borrower shall certify in writing to the Administrative Agent that the incurrence of Indebtedness on the Closing Date under this Agreement is permitted under the Existing Credit Agreement and the indenture governing the Existing Secured Notes.

(j)    Notice of Borrowing.  The Administrative Agent shall have received a fully executed and delivered notice of borrowing in form and substance satisfactory to the Administrative Agent.

(k)   Miscellaneous.  The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

(l)    No Default.  No Default or Event of Default shall have occurred and be continuing (both prior to, and after giving effect to such extension of credit).

(m)  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, and after giving effect to the extensions of credit requested to be made on such date, except for representations and warranties which specifically relate to an earlier specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(n)   No Change.  Since December 31, 2006, there has been no development, event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(o)   “Know-Your-Customer” and Anti-Money Laundering Rules and Regulations.  The Lead Arrangers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(p)   Subordinated Intercompany Note.  The Administrative Agent shall have received a supplement, dated as of the Closing Date (the “Supplement”), to the Subordinated Intercompany Note dated as of April 18, 2005, executed and delivered by each party thereto providing that (i) the Indebtedness evidenced by such Subordinated Intercompany Note is completely subordinated to the Obligations and subject in right of payment to the prior payment in full of the Obligations (other than contingent indemnity obligations for which no claim has been made) and (ii) if an Event of Default has occurred and is continuing, no payment on any such Indebtedness shall be made until the payment in full of the Obligations.

SECTION 7.  AFFIRMATIVE COVENANTS

7.1.          Commission Reports.

(a)   Whether or not required by the SEC, so long as any Loans are outstanding, the Borrower will furnish to the Administrative Agent, within the time periods specified in the SEC’s rules and regulations (including any permitted extensions): (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports, provided that the Borrower shall not be required to deliver any such quarterly report or information or current report if such report or information is filed with the SEC and made publicly available on the SEC’s EDGAR website;

(b)   In addition, whether or not required by the SEC, the Borrower will file a copy of all of the information and reports referred to in clauses (a)(i) and (ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing).  In addition, the Borrower and the Guarantors have agreed that, for so long as any Loans remain outstanding, they will furnish to the Administrative Agent and the Lenders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act; and

(c)   Notwithstanding the foregoing, so long as Holdings is reporting consolidated financials with the SEC that are compliant with the Exchange Act and the other reporting requirements of Section 7.1(a) and Section 7.1(b), the Borrower shall not be obligated to comply with any of the reporting requirements set forth in Section 7.1(a) and Section 7.1(b).

7.2.          Compliance Certificate; Default Notice.

(a)   Borrower and each Guarantor shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Holdings and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Holdings and the Borrower have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, Holdings and the Borrower have kept, observed, performed and fulfilled their obligations under this Agreement and are not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Loans is prohibited or if such event has occurred, a description of the event and what action Holdings and the Borrower is taking or proposes to take with respect thereto;

(b)   So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 7.1(a) above shall be accompanied by a written statement of the Borrower’s independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Borrower has violated any provisions of Section 7 or Section 8 hereof relating to financial, accounting or reporting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.  If such a certification is contrary to the then current recommendations of the American Institute of Certificate Public Accountants with respect to any year-end financial statements being delivered to the Administrative Agent pursuant to Section 7.1(a), the Borrower shall deliver an Officer’s Certificate to such effect to the Administrative Agent at the time such year-end financial statements are so delivered to the Administrative Agent; and

(c)   The Borrower shall, so long as any Loans are outstanding, deliver to the Administrative Agent, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

7.3.          Payment of Obligations; Taxes.

(a)   Except as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, Holdings shall and shall cause each of its Subsidiaries to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its contractual obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

(b)   Holdings shall and shall cause each of its Subsidiaries to pay, prior to delinquency, any taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

7.4.          Maintenance of Existence.  Holdings shall and shall cause each of its Subsidiaries to (a)  preserve, renew and keep in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (b) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5.          Maintenance of Property; Insurance.  Holdings shall and shall cause each of its Subsidiaries to (a) keep all property necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted and (b) maintain with reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by similarly situated companies engaged in the same or a similar business with respect to similar property.

7.6.          Inspection of Property; Books and Records; Discussions.  Holdings shall and shall cause each of its Subsidiaries to (a) keep proper books of records and account in which entries that are full, true and correct in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at least once every fiscal year of the Borrower or at any time while an Event of Default shall have occurred and be continuing, permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during regular business hours  and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that relevant officers and employees of the Group Members shall have the right to be present during such discussions.  Nothing in this Section 7.6 shall be construed to cause the Borrower to divulge any materials covered by an attorney-client privilege that has not been waived.

7.7.          Notices.  The Borrower shall promptly give notice to the Administrative Agent and each Lender of:

(a)   the occurrence of any default or event of default under the Existing Credit Agreement or the Existing Secured Notes;

(b)   any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)   any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more (excluding amounts covered by insurance), (ii) in which injunctive or similar relief is sought with respect to material operations or (iii) which relates to any Loan Document;

(d)   the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Multiemployer Plan, a failure to make any required contribution to a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan;

(e)   the creation or acquisition by any Loan Party of any interest in a Subsidiary, the name and jurisdiction of incorporation or organization of any such Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party; and

(f)    any development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8.          Environmental Laws. Except as the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings shall and shall cause each of its Subsidiaries to:

(a)   Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9.          [Reserved.]

7.10.        Additional Subsidiaries.

(a)   If Holdings or any of its Subsidiaries shall acquire or create another Subsidiary (other than a Foreign Subsidiary) then such newly acquired or created Subsidiary shall execute a supplement to the Guarantee Agreement becoming a Subsidiary Guarantor in accordance with the terms of this Agreement.

(b)   A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than Holdings or another Subsidiary Guarantor, unless (i) immediately after giving effect to that transaction, no Default or Event of Default exists; and (ii) either (A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation, partnership, limited liability company or business trust organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Guarantee Agreement pursuant to a supplement satisfactory to the Administrative Agent; or (B) such sale or other disposition complies with Section 8.5, including the application of the Net Proceeds therefrom.

7.11.        Further Assurances.  From time to time the Borrower shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents pursuant hereto or thereto.  Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent may be required to obtain from any Subsidiary of Holdings for such governmental consent, approval, recording, qualification or authorization.

7.12.        Stay, Extension and Usury Laws.  Each of Holdings and the Borrower covenants (to the extent that it may lawfully do so) that it and each of its Subsidiaries shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each of Holdings and the Borrower (to the extent that it may lawfully do so) hereby expressly waives with respect to itself and each of its Subsidiaries all benefit or advantage of any such law, and covenants that it and each of its Subsidiaries shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 8.  NEGATIVE COVENANTS

8.1.          [Reserved.]

8.2.          Indebtedness .  (a)  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “Incur”), with respect to any Indebtedness, and Holdings will not, and will not permit any of its Subsidiaries to, issue any Disqualified Stock (other than to Holdings or a Wholly Owned Subsidiary); provided, however, that Holdings and any of its Subsidiaries may (i) incur unsecured Indebtedness that is subordinated in right of payment to the Loans hereunder, and (ii) issue shares of Disqualified Stock, if Holdings’ Consolidated Fixed Charge Coverage Ratio at the time of the incurrence of such Indebtedness or issuance of such Disqualified Stock, after giving pro forma effect thereto (including a pro forma application of the use of proceeds therefrom), is greater than 2.25 to 1.0:

(b)   Section 8.2(a) shall not prohibit the incurrence of any of the following items of Indebtedness or issuance of Disqualified Stock (collectively, “Permitted Debt”) by Holdings and its Subsidiaries:

(i)            the incurrence of Indebtedness pursuant to the Existing Credit Agreement (including letter of credit obligations) in an aggregate principal amount outstanding under this clause (i) at any one time not to exceed $325,000,000, less the aggregate amount of all Net Proceeds of Asset Sales applied by Holdings or any of its Subsidiaries to repay any Indebtedness under the Existing Credit Agreement (and, in the case of any revolving credit Indebtedness under the Existing Credit Agreement, to effect a corresponding permanent commitment reduction thereunder) pursuant to Section 8.5;

(ii)           the incurrence of Existing Indebtedness;

(iii)          the incurrence of any Indebtedness represented by the Obligations;

(iv)          the incurrence of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be Incurred under Section 8.2(a) or clauses (ii), (iii), (iv), (viii), (x) or (xi) of this Section 8.2(b), or the issuance by Holdings or any of its Subsidiaries of Permitted Refinancing Disqualified Stock in exchange for, or the net proceeds of which are used to refund, refinance or replace Disqualified Stock (other than intercompany Disqualified Stock) that was permitted by this Agreement to be issued;

(v)           the incurrence of intercompany Indebtedness between or among Holdings and any of its Subsidiaries; provided, however, that:

                (A)  if Holdings or any Subsidiary Guarantor is the obligor, such Indebtedness must be unsecured, evidenced by a promissory note and expressly subordinated to the prior payment in full in cash of all Obligations, and

                (B)  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Subsidiary of Holdings, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Subsidiary of Holdings shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Subsidiary, as the case may be, that was not permitted by this Section 8.2(b)(v);

(vi)          the incurrence of Hedging Obligations, provided that such obligations are entered into for bona fide hedging purposes and not for speculative purposes;

(vii)         the incurrence of additional Indebtedness in an aggregate amount not to exceed at any one time outstanding 100% of the net proceeds received by Holdings or any of its Subsidiaries from the issue or sale after the Closing Date of Qualified Capital Stock (including upon the conversion or exchange of any Indebtedness), or net proceeds contributed to the capital of Holdings or any of its Subsidiaries (other than in respect of Disqualified Capital Stock) as determined in accordance with clauses (iii)(b) and (iii)(c) of Section 8.6(a) to the extent such net proceeds have not been applied pursuant to such clause to make Restricted Payments or to effect other transactions pursuant to Section 8.6(b) (it being understood that any Indebtedness incurred under this clause (vii) shall cease to be deemed incurred or outstanding for purposes of this clause (vii) from and after the first date on which Holdings could have incurred such

Indebtedness under Section 8.2(a) without reliance upon this clause (vii), and such Indebtedness shall thereupon be deemed to have been so incurred);

(viii)         the incurrence of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holdings or any of its Subsidiaries at the time of such incurrence (whether through a direct purchase of assets or the Capital Stock of any Person owning solely those assets) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(ix)           the guarantee by Holdings, the Borrower or any Subsidiary Guarantor of Indebtedness of Holdings, the Borrower or a Subsidiary of Holdings that was permitted to be incurred by another provision of this Section 8.2;

(x)            the incurrence of Indebtedness (including but not limited to Capital Lease Obligations, mortgage financings or purchase money obligations) for the purpose of financing all or any part of the price or cost of the bona fide acquisition, construction or improvement of property or assets (whether through direct purchase of assets or the Capital Stock of any Person owning such assets) or incurred to refinance any such purchase price or cost of acquisition, construction or improvement; provided, however, that no Indebtedness may be incurred under this clause (x) if the amount of Indebtedness outstanding under this clause (x) exceeds 5% of the total consolidated assets of Holdings and its Subsidiaries as set forth on its consolidated balance sheet as of the most recently completed fiscal quarter prior to the Incurrence of Indebtedness pursuant to this clause (x) for which financial statements have been filed with the SEC or provided to the Administrative Agent; and

(xi)           the incurrence of the Existing Secured Notes.

For purposes of determining compliance with this Section 8.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 8.2(b)(i) through (x) above or is entitled to be Incurred pursuant to Section 8.2(a), Holdings may, in its sole discretion:

(A)  at the time the proposed Indebtedness is incurred, classify all or a portion of that item of indebtedness on the date of its incurrence under either Section 8.2(a) or under any category of Permitted Debt described in clauses (i) through (x) of this Section 8.2(b); and

(B)  reclassify at any later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this Section 8.2;

provided, that, in each case, Indebtedness under the Existing Credit Agreement outstanding on the Closing Date is deemed to be incurred pursuant to Section 8.2(b)(i).

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.2.

8.3.          Liens.  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

8.4.          Merger, Consolidation or Sale of Assets.  (a)  Neither Holdings nor the Borrower shall consolidate or merge with or into (whether or not Holdings or the Borrower, as applicable, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(i)            Holdings or the Borrower, as applicable, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited liability company or business trust organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii)           the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower, as applicable) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holdings and the Borrower under the Loans and this Agreement pursuant to an agreement in a form reasonably satisfactory to the Administrative Agent;

(iii)          immediately after such transaction no Default or Event of Default exists; and

(iv)          except in the case of a merger of Holdings or the Borrower with or into a Wholly Owned Subsidiary of Holdings or the Borrower, as applicable, immediately after giving effect to such transaction on a pro forma basis, Holdings or the Borrower, as applicable, or the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if such transaction had occurred at the beginning of the applicable latest full fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 8.2(a); provided, however, that this Section 8.4(a)(iv) shall not apply if the principal purpose of such transaction is to change the state of incorporation of Holdings or the Borrower and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

(b)   Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holdings or the Borrower in accordance with Section 8.4(a), the successor corporation formed by such consolidation or into or with which Holdings or the Borrower, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to “Holdings” or the “Borrower” shall refer instead to the successor corporation and not to Holdings or the Borrower), and may exercise every right and power of, Holdings or the Borrower under this Agreement with the same effect as if such successor Person had been named as Holdings or the Borrower herein; provided, however, that the predecessor Holdings or the Borrower shall not be relieved from the obligation to pay the principal of, premium, if any, and interest on the Loans and any other Obligations except in the case of a sale, assignment, transfer, conveyance or other disposition of all of Holdings’ or the Borrower’s assets that meets the requirements of Section 8.4(a) hereof; provided, further, that the predecessor Holdings or the Borrower shall not be relieved from the obligation to pay the principal of, premium, if any, and interest on the Loans and any other Obligations in the case of a lease of all or substantially all of its property and assets.

8.5.          Disposition of Property.  Holdings shall not, and shall not permit any of its Subsidiaries to, consummate any Asset Sale, unless:

(i)            the consideration received by Holdings or such Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by the board of directors of Holdings or such Subsidiary, as the case may be; and

(ii)           at least 75% of the consideration received consists of cash or Cash Equivalents or the assumption of Indebtedness of Holdings or any of its Subsidiaries, other than Indebtedness to the Borrower or any Subsidiary of Holdings (provided, however, that Holdings or such Subsidiary is irrevocably and unconditionally released from all liability under such indebtedness, or notes or other obligations that are promptly, but in no event more than 90 days after receipt, converted by Holdings or such Subsidiary into cash or Cash Equivalents).

(b)   In the event and to the extent that the Net Proceeds received by Holdings or any of its Subsidiaries from one or more Asset Sales occurring after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets, determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Holdings has been filed with the SEC or provided to the Administrative Agent, then Holdings shall or shall cause the relevant Subsidiary to:

(i)            within twelve months after the date Net Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets, (A) apply an amount equal to the amount of such Net Proceeds in excess of 10% of Adjusted Consolidated Net Tangible Assets to permanently repay Senior Debt or any Indebtedness of any Subsidiary of Holdings, other than a Subsidiary Guarantor, in each case owing to a Person other than

Holdings or any of its Subsidiaries; or (B) invest, including by way of capital expenditure or acquisition of Capital Stock or assets, an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Person having property and assets of a nature or type, or engaged in a business) related, ancillary, or complementary to the business of Holdings and its Subsidiaries existing on the date of such investment; and

(ii)           apply, no later than the end of later of (x) the 12-month period referred to in clause (i) above or (y) the additional period referred to in paragraph (B) of clause (i), such Net Proceeds (to the extent not applied pursuant to clause (i)) as provided in clause (c) of this Section 8.5.

(c)   If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an offer to repay pursuant to this Section 8.5 totals at least $10,000,000, after making any mandatory prepayments or prepayments in connection with offers to purchase required pursuant to the Existing Credit Agreement or Permitted Refinancing Indebtedness in respect thereof or the Existing Secured Notes or Permitted Refinancing Indebtedness in respect thereof, the Borrower must commence an offer to repay (an “Asset Sale Offer”), no later than the fifteenth Business Day of such month, and consummate such Asset Sale Offer with the Lenders, and if required by the terms of any Indebtedness that is pari passu with the Loans, including the Existing Secured Notes (“Pari Passu Indebtedness”), with the holders of such Pari Passu Indebtedness on a pro rata basis, an aggregate principal amount of Loans, and Pari Passu Indebtedness, if any, equal to the Excess Proceeds on such date, at a price equal to 100% of the principal amount thereof, plus, in each case, accrued and unpaid interest, if any, to the payment date, plus, if such offer to repay pursuant to this Section 8.5 occurs on or prior to the first anniversary of the Closing Date, an amount equal to the Make-Whole Premium in respect of such Loans.  If the aggregate principal amount of Loans and any such Pari Passu Indebtedness validly accepted and not withdrawn by holders thereof exceeds the amount of Excess Proceeds, the Loans and Pari Passu Indebtedness shall be repaid on a pro rata basis.

(d)   Upon the completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

8.6.          Restricted Payments.  (a)  Holdings will not, and will not cause or permit its Subsidiaries, to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

(i)            a Default or Event of Default shall have occurred and be continuing;

(ii)           Holdings is not able to incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 8.2(a); or

(iii)          the aggregate amount of Restricted Payments made subsequent to January 1, 2008 under this Section 8.6(a) (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of Holdings in good faith) exceeds the sum of (A) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of Holdings in good faith, received subsequent to January 1, 2008 by Holdings or any of its Subsidiaries from any Person (other than a Subsidiary of Holdings) from the issuance and sale subsequent to January 1, 2008 of Qualified Capital Stock of Holdings or any of its Subsidiaries (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from Holdings or any of its Subsidiaries, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale (whether before or after January 1, 2008) of any securities convertible into or exchangeable for Qualified Capital Stock of Holdings or any of its Subsidiaries to the extent such securities are so converted or exchanged after January 1, 2008 and including any additional proceeds received by Holdings or such Subsidiary upon such conversion or exchange); plus (B) without duplication of any amount included in clause (iii)(A) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(A) above), received by Holdings as a capital contribution subsequent to January 1, 2008; plus (C) an amount equal to the return on Investments in an Affiliate of Holdings that is not controlled, directly or indirectly, by Holdings resulting from payments of interest on debt, dividends, or other transfers of assets, in each case to Holdings or any of its Subsidiaries or from the net proceeds (if other than cash, valued as provided in clause (iii)(A) above) from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), net of, in each case, the amount of Investments previously made by Holdings or any of its Subsidiaries in such Person.

(b)   Notwithstanding clause (a) of this Section 8.6, this Section 8.6 shall not prohibit:

(i)            the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration;

(ii)           the purchase, redemption or other acquisition or retirement of any Capital Stock of Holdings or any of its Subsidiaries or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (A) solely in exchange for shares of Qualified Capital Stock of Holdings or any of its Subsidiaries or other warrants, options or rights to acquire such Capital Stock of Holdings or any of its Subsidiaries or (B) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of shares of Qualified Capital Stock of Holdings or any of its Subsidiaries or warrants, options or other rights to acquire Qualified Capital Stock of Holdings or any of its Subsidiaries or (C) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of, Disqualified Capital Stock;

(iii)          the making of any principal payment or the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of Holdings, the Borrower or any Subsidiary Guarantor which is subordinated in right of payment to the Obligations, in exchange for, or out of the proceeds of, a substantially concurrent sale for cash (other than to a Subsidiary) of (A) shares of Qualified Capital Stock of Holdings or any of its Subsidiaries (or options, warrants or other rights to acquire such Capital Stock) or (B) Permitted Refinancing Indebtedness;

(iv)          payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets;

(v)           repurchases of warrants, options or rights to acquire Capital Stock deemed to occur upon exercise of warrants, options or rights to acquire Capital Stock when such warrants, options or rights represent a portion of the exercise price of such warrants, options or rights;

(vi)          dividends on Qualified Capital Stock in an annual amount not to exceed 6.0% of the net cash proceeds received from shares of Qualified Capital Stock sold (other than to a Subsidiary) for the account of Holdings or any of its Subsidiaries; and

(vii)         Investments, not to exceed more than $25,000,000 at any time outstanding, in Affiliates of Holdings not controlled, directly or indirectly, by Holdings;

provided, however, that in the case of clauses other than clauses (i), (ii) and (vii) of this Section 8.6(b), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

(c)   To the extent the issuance of Capital Stock and the receipt of capital contributions are applied to permit the issuance of Indebtedness pursuant to clause (vii) of the definition of Permitted Indebtedness, the issuance of such Capital Stock and the receipt of such capital contributions shall not be applied to permit payments under this Section 8.6.

8.7.          [Reserved.]

8.8.          [Reserved.]

8.9.          [Reserved.].

8.10.        Transactions with Affiliates.  (a)  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(i)            such Affiliate Transaction is on terms that are no less favorable to Holdings or such Subsidiary than those that might reasonably have been obtained in a comparable arm’s-length transaction by Holdings or Restricted Subsidiary with an unrelated Person; and

(ii)           if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of $5,000,000, the board of directors of Holdings (including a majority of the disinterested members of the board of directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (i) of this paragraph as evidenced by a resolution of the board of directors promptly delivered to the Administrative Agent.

(b)   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 8.10(a):

(i)            any employment agreement, employee benefit plan or stock option plan entered into by Holdings or any of its Subsidiaries or the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant thereto in the ordinary course of business that has been approved by a majority of the disinterested members of the board of directors of Holdings;

(ii)           transactions between or among Holdings and its Wholly Owned Subsidiaries;

(iii)          Restricted Payments that are permitted by the provisions of Section 8.6;

(iv)          reasonable and customary directors’ fees, indemnification and similar arrangements and payments thereunder by Holdings or any of its Subsidiaries;

(v)           loans or advances to employees of Holdings or any of its Subsidiaries in the ordinary course of business, provided that the aggregate amount of all such loans and advances at any time outstanding shall not exceed $1,000,000;

(vi)          any agreement set forth on Schedule 8.10 as in effect as of the date of this Agreement or any amendment thereto (so long as any such amendment, taken as a whole, is not disadvantageous to the Lenders in any material respect) or any transaction contemplated thereby;

(vii)         the issuance of Capital Stock or other Equity Interests of Holdings (other than Disqualified Stock) or the making of other capital contributions to Holdings; and

(viii)        payments by the Borrower to its Affiliates of principal, interest, fees, indemnities and expense reimbursements under this Agreement and the entering into of any amendments, restatements or modifications of this Agreement or any other Loan Document in accordance with Section 11.1.

8.11.        [Reserved.]

8.12.        [Reserved.]

8.13.        Changes in Fiscal Periods.  Holdings shall not permit the fiscal year of the Borrower to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters.

8.14.        [Reserved.]

8.15.        Clauses Restricting Subsidiary Distributions.   (a)  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the right of any Subsidiary to:

(i)            pay dividends or make any other distributions on its Capital Stock to the Borrower or any of Subsidiary of Holdings other than the Borrower or pay any indebtedness owed to the Borrower or any Subsidiary of Holdings other than the Borrower;

(ii)           make loans or advances to the Borrower or any Subsidiary of Holdings other than the Borrower; or

(iii)          transfer any of its properties or assets to the Borrower or any Subsidiary of Holdings other than the Borrower.

(b)   The preceding restrictions set forth in Section 8.15(a) above shall not apply to encumbrances or restrictions existing under or by reason of:

(i)            Existing Indebtedness as in effect on the date of this Agreement;

(ii)           agreements existing on the date of this Agreement, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in agreements as in effect on the date of this Agreement, as determined in good faith by the board of directors of Holdings;

(iii)          this Agreement;

(iv)          the Existing Credit Agreement, the Existing Secured Notes and/or the documentation for the Liens securing the obligations thereunder; provided that the restrictions contained in any such agreement are no more restrictive, taken as a whole (as determined in good faith by the board of directors of Holdings), than those contained in such agreement as of the date hereof;

(v)           applicable law;

(vi)          any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any Subsidiary of Holdings other than the Borrower as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vii)         customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(viii)        purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in Section 8.15(a)(iii) on the property so acquired;

(ix)           any agreement for the sale of a Subsidiary (whether by stock sale, asset sale, merger, consolidation or otherwise) that restricts distributions by such Subsidiary pending its sale;

(x)            Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole (as determined in good faith by the board of directors of Holdings), than those contained in the agreements governing the Indebtedness being refinanced (it being understood that any Permitted Refinancing Indebtedness incurred to refinance the Existing Secured Notes (or any permitted refinancing thereof) shall not be deemed to have more restrictive restrictions than those in the agreements governing Indebtedness being refinanced solely due to the fact that (A) any Lien securing such Permitted Refinancing Indebtedness may be higher in priority than the Liens securing the Indebtedness being refinanced or (B) such restrictions are substantially identical to those contained in the Existing Credit Agreement);

(xi)           secured Indebtedness otherwise permitted to be incurred pursuant to the provisions under Section 8.3 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(xii)          customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; or

(xiii)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

8.16.        Business Activities.  Holdings shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Subsidiaries taken as a whole.

8.17.        Payments for Consent.  Neither Holdings nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid or is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the amendments documents relating to such consent, waiver or agreement.

8.18.        Issuance and Sales of Equity Interests in Subsidiaries.  Holdings shall not transfer, convey, sell, lease or otherwise dispose of, and shall not permit any of its Subsidiaries to issue, transfer, convey, sell, lease or otherwise dispose of, any Equity Interests in any Subsidiary of Holdings (other than the issuance of directors’ qualifying shares or an immaterial number of shares required by applicable law to be held by a Person other than Holdings or a Subsidiary and excluding any pledge of Equity Interests of any Subsidiary) to any Person (other than Holdings or a Wholly Owned Subsidiary of Holdings), except:

(a)   if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 8.2 hereof if made on the date of such issuance or sale;

(b)   sales of common stock of a Subsidiary by Holdings or a Subsidiary, provided that Holdings or such Subsidiary complies with Section 8.5; or

(c)   sales of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor by Holdings or a Subsidiary Guarantor that are otherwise permitted under Section 8.2, provided that Holdings or such Subsidiary Guarantor complies with Section 8.5.

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business

Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made except for representations and warranties which specifically relate to an earlier specific date, in which case such representations and warranties shall have been inaccurate in any material respect as of such earlier date; or

(c)   any Loan Party shall default in the observance or performance of any agreement contained in Section 7.4 (with respect to Holdings and the Borrower only), Section 7.2(c) or Section 8; or

(d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue for a period of 30 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(e)   any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantees, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable, and such Indebtedness does become so due or payable or subject to mandatory offer to purchase; provided, that a default, event or condition described in any of clauses (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, administration or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, receivership or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to generally, pay its debts as they become due; or

(g)   (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)   one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (excluding amounts covered by insurance as to which the relevant insurance company has not denied coverage, after reaching a final decision regarding such coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)    the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason other than in accordance with its terms, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.  THE AGENTS

10.1.        Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2.        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.        Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7.        Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.        Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9.        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 Business Days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the

Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.      Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11.      The Bookrunners and the Lead Arrangers.  Each Bookrunner and each Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12.      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 11.  MISCELLANEOUS

11.1.        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any Guarantor from its obligations under the Guarantee Agreement (except as otherwise expressly permitted hereunder or under the other Loan Documents), in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 4.8(a) or Section 4.8(b) without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby or (vii) amend, modify or waive any provision of Section 11.6 without the written consent of all Lenders if the effect thereof would be to further restrict the ability of the Lenders to make assignment or sell participations.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”), provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

11.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Protection One, Inc.
1035 N. 3rd Street, Suite 101
Lawrence, KS 66044
Attention: Darius Nevin
Telecopy: (877) 299-0111
Telephone: (305) 594-0231

The Borrower:	Protection One Alarm Monitoring, Inc.
1035 N. 3rd Street, Suite 101
Lawrence, KS 66044
Attention: Darius Nevin
Telecopy: (877) 299-0111
Telephone: (305) 594-0231

with a copy to:

Kirkland & Ellis LLP
Attention: Louis R. Hernandez
200 East Randolph Drive
Chicago, Illinois 60601-6636
Telecopy: (312)861-2200
Telephone: (312)-861-2029

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10179
Attention: Stephen O’Keefe
Telecopy: (212) 272-9743
Telephone: (212) 272-9430

with a copy to:

Latham & Watkins LLP Attention: Michele O. Penzer 885 Third Avenue, Suite 1000 New York, New York 10022 Telecopy: (212) 751-4864 Telephone: (212)-906-1200

provided that any notice, request or demand to or upon any Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5.        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to such Agents (together with such other special or local counsel as such Agents may deem appropriate) and filing and recording fees and expenses (if any), with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, provided, however, that the Borrower shall have received an invoice or similar writing setting forth such charges in reasonable detail prior to the date such amounts are due, (b) to pay or reimburse each Lender and Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of one legal counsel (in addition to such local and special counsel as the Indemnitees shall deem appropriate) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to (i) Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its officers, directors, or employees acting within the scope of their duties), (ii) claims brought solely by one Indemnitee against another, or (iii) special, exemplary, consequential or punitive damages arising out of the transactions contemplated hereunder; provided further, that it is understood the provisions of clause (d) as to each Lender are not intended to grant additional rights to Lenders similar to those granted to the Agents under clause (a) above, the reimbursement of which is intended to be controlled solely by such clause.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Darius Nevin (Telephone No. (305) 599-0231) (Telecopy No. (877) 299-0111), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)   (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is an Affiliate of the assigning Lender (other than any such Affiliate that is a Group Member, a Subsidiary of a Group Member, is controlled by a Group Member or in which any Equity Interests are beneficially owned, directly or indirectly, by a Group Member) or that is a Lender, in each case, immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all appropriate tax forms required under Section 4.10; and

(D) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that

(1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry relating to such Lender’s Loans or Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)   (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby or requires the consent of each Lender, in each case pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9 or 4.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(e).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)   Upon the occurrence and during the continuance of any Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than payroll accounts, tax withholding accounts and trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.      Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.      Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.      Acknowledgments.  Each of Holdings and the Borrower hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)   no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

11.14.      Releases of Guarantees (a) .  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)   At such time as the Loans and the other obligations under the Loan Documents (excluding contingent indemnification obligations for which no claims have been made) shall have been paid in full and the Commitments have been terminated, the Guarantee Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party or the Sponsor pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate of any of them, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any agreement with respect to Hedging Obligations (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (except pursuant to a breach of the confidentiality obligations of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document;  provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

11.16.      WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17.      Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.18.      USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), and the Lenders’ policies and practices, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PROTECTION ONE, INC.,

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President

PROTECTION ONE ALARM MONITORING, INC.,

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President

BEAR, STEARNS & CO. INC., as a Lead Arranger and as a Bookrunner

By:	/s/ Lawrence B. Alletto
Name: Lawrence B. Alletto
Title: Senior Managing Director

LEHMAN BROTHERS INC., as a Lead Arranger, a Bookrunner and as Syndication Agent

By:	/s/ Jeff Ogden
Name: Jeff Ogden
Title: Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender

By:	/s/ Lawrence B. Alletto
Name: Lawrence B. Alletto
Title: Senior Managing Director